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[CONVERGYS LOGO]                                            Exhibit 4.2.1






                                 EMPLOYEE STOCK

                                  PURCHASE PLAN

                                       Q&A

                               Answers to commonly

                                 asked questions

                                  July 1, 2000

             This document constitutes part of a prospectus covering
                 securities that have been registered under the
                             Securities Act of 1933.


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                          EMPLOYEE STOCK PURCHASE PLAN

WHAT IS THE PURPOSE OF THE PLAN?

         The purpose of the Convergys Corporation Employee Stock Purchase Plan (the "Plan") is to allow eligible employees of Convergys Corporation ("Convergys") and its subsidiaries to purchase Convergys common shares through payroll deductions and participate in the potential future growth and profitability of Convergys.

WHO IS ELIGIBLE TO PARTICIPATE?

         Generally, all employees of Convergys and its subsidiaries who are residents of the United States and who have reached the age of majority for the state in which they reside are eligible to participate.

WHO ADMINISTERS THE PLAN?

         Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") administers the Plan for participants, keeps records, sends quarterly account statements to you, and performs other administrative duties related to the Plan.

HOW DOES THE PLAN WORK?

         You decide on the percentage of pay you would like to invest each pay period, from a minimum of 1% to a maximum of 20%. (Your total contributions for any calendar year may not exceed $25,000.) Your employer regularly deducts those funds from your paycheck. Your pay, for the purposes of this Plan, is your pay before 401(k) contributions, deferred compensation and other deductions. That amount is combined with all the dollars deducted from the checks of other employees who participate in the Plan -- plus a 15% matching contribution from the participating employers. These funds are then used to buy shares of Convergys on a monthly basis.

         When you enroll in the Plan, you authorize Merrill Lynch to open and maintain an individual securities account for you, which is subject to the terms and conditions shown on your enrollment form. Convergys shares will be purchased for you and credited to your account on a monthly basis. This account is under your control, and there are no restrictions on the retention or sale of shares once they are credited to your account.

         If you subsequently sell shares, you pay any fees for the sale and for any additional purchases you make beyond the scope of the Plan. (See "Can I buy additional Convergys shares through the Plan?")

WHAT ARE THE ADVANTAGES OF THE PLAN?

         Purchasing shares of Convergys through this Plan ensures that 100% of your money goes to work for you, because you pay no commissions or fees.



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         You'll find that the Plan is convenient and encourages regular investment. Setting aside a specific amount of money every pay period is one of the easiest ways to build your portfolio. You save regularly, because you pay yourself first. Simply choose the percentage of pay you want to invest, and the rest is automatic.

         The Plan also offers an affordable way to invest. Your employer will participate with you in share purchases by contributing 15% of your investment pay election. You don't commit to buy a specific number of shares each pay period. Just select the percentage of your pay that you want to invest.

         Though no investment program is free of risk, this Plan can help cushion you from market fluctuations through a long-term investment technique known as dollar-cost averaging. By placing a fixed sum regularly in the same investment, you buy more shares when the price falls and fewer shares when the price rises. Over time, your average cost per share generally is less than if you bought a fixed number of shares each time. However, dollar cost averaging does not protect your investment in a falling stock market, and its does not guarantee that your investment will be profitable.

         Finally, you always have easy access to your account. You may sell all or any part of your Convergys shares quickly and conveniently by calling a special toll-free telephone number or by accessing your account on-line.

HOW ARE SHARES PURCHASED?

         Shares for the Plan may be purchased:

         1.       Directly from Convergys; or

         2. Through market transactions. These include transactions on securities exchanges where Convergys common shares are traded, transactions in over-the-counter markets, and negotiated transactions -- as well as transactions with Convergys-sponsored employee benefit trusts.

WHAT WILL BE THE PRICE OF SHARES PURCHASED FOR THE PLAN?

         The price of shares purchased from Convergys will be the average of the daily high and low sale prices for the shares (as reported in the listings of the New York Stock Exchange Composite Transactions) for the last five days on which the shares were traded and ending on the actual investment date.

         The price of shares purchased in market transactions will be the average price paid by Merrill Lynch or other independent agent.

HOW OFTEN WILL SHARES BY PURCHASED UNDER THE PLAN?

         If shares are purchased from Convergys, the purchased will be made on the 15th of each month (or the first business day after the 15th).



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         If shares are purchased in market transactions, Merrill Lynch or another independent purchasing agent will be obligated to invest promptly. For payroll deduction funds and your employer's 15% contributions, this will occur on or about the 15th and 30th of each month. For dividends (see "Will I Receive the Benefits of Dividend Reinvestment?"), it will occur on or about the dividend payment date.

HOW MANY SHARES CAN I PURCHASE THROUGH THE PLAN?

         Merrill Lynch will credit your account every month with as many whole and fractional shares as your deductions plus your employer's contributions will permit. If your payroll deductions are $100 each month, your employer's contribution is $15.00, and shares cost $29.00 a share, you will purchase 3.9655 shares that month.

WILL CERTIFICATES BE ISSUED FOR CONVERGYS SHARES PURCHASES?

         Convergys shares purchased under the Plan will be registered in the name of Merrill Lynch (or its nominee) as agent, and certificates will not be issued to you unless you ask.

         Certificates for any number of whole shares credited to your account will be issued upon your request. This request should be directed to Merrill Lynch. Any remaining whole shares and fraction of a share will continue to be credited to your account. Shares credited to your account may not be pledged. If you wish to pledge these shares, you must request that certificates for such shares be issued in your name. Certificates for fractions of shares will not be issued.

WILL I RECEIVE THE BENEFITS OF DIVIDEND REINVESTMENT?

         Although Convergys does not anticipate paying cash dividends, your account would be credited with any dividends paid on the shares credited to your account, and those dividends would be automatically reinvested in additional Convergys shares. Your employer would pay all transaction fees, but would not make a 15% matching contribution for dividend payments.

         If you elect to hold share certificates in your own name, any dividends would be paid directly to you and would not be reinvested.

CAN I BUY ADDITIONAL CONVERGYS SHARES THROUGH THE PLAN?

         Yes. As a Plan participant, you have a brokerage account with Merrill Lynch and you may purchase Convergys shares in addition to those purchased through payroll deductions. Your employer will not contribute a 15% match for these additional shares or pay the transaction fees. However, as a Plan participant, these fees are discounted from Merrill Lynch rates.

         Your order for additional Convergys shares is executed by Merrill Lynch on the first business day following acceptance of your order, or as soon as possible thereafter. Shares purchased in the open market may occur over a period of time, and your price will be the average price of all shares purchased over that period.




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HOW DO I CHANGE THE AMOUNT OF MY PAYROLL DEDUCTION?

         By completing a new enrollment form, you can increase or decrease deductions -- or discontinue deductions entirely. Requests for change will take effect as soon as possible.

         If you notify your employer to discontinue deductions, of if you cease to be employed by a Convergys company, or if you cease to be employed by a Convergys company that offers the Plan, or if the Plan is discontinued by your employer (see "May the Plan be changed or discontinued?"), your account with Merrill Lynch will remain open until you choose to close it. You can continue to buy and sell any securities through your account, but different transaction fees and an annual account fee may apply.

         If you want to close your account, Merrill Lynch will sell your holdings and send you a check for the net proceeds, or deliver stock certificates for whole shares and a check for the net cash value of any fractional share. You pay all transaction fees.

WHAT TRANSACTION RECORDS WILL I RECEIVE?

         Shortly after the end of every quarter you will receive a summary investment statement from Merrill Lynch showing:

         1. Current market value of your holdings on the last day of the quarter;

         2. All account activity for the quarter, including whole and fractional shares and the price of each purchase, sale, or dividend;

         3. A special fourth-quarter statement with an end-of-year summary;

         4. A tax-reporting statement every January for use in preparing your income tax returns.

HOW DO I BENEFIT FROM HAVING MERRILL LYNCH HOLD MY SHARES?

         - Merrill Lynch calculates all transaction activity and prepares quarterly reports for you. Since Merrill Lynch retains your share certificates, you avoid the cost or effort of storing certificates or replacing missing certificates.

         -        Any dividends are automatically reinvested.

         - You enjoy the convenience of selling your shares without having to retrieve your share certificates.

         - You can transfer any securities certificates into your Merrill Lynch account at no cost; there is a $15 fee for removing certificates from your account.




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SHOULD I KEEP MY QUARTERLY STATEMENTS?

         Yes. It is important for you to keep your quarterly statements. For tax purposes, you must know the price you paid and the price for which you sold your shares. These statements are the only records of purchase or sale prices of your shares. Your employer will not have this information.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES, UNDER PRESENT LAW, FOR PLAN PARTICIPANTS?

         The tax consequences under present law are as follows:

         1. The 15% employer contribution is considered to be imputed income and your paycheck will reflect it as such;

         2. You will be subject to taxes on any reinvested dividends credited to your account under the Plan;

         3. Your tax basis of Convergys common shares that are purchased with payroll deductions and your employer's 15% contribution will be equal to the purchase price of those shares;

         4. Your tax basis of Convergys common shares that are purchased with any dividends will be equal to the amount of the dividend;

         5. Your holding period for tax purposes will begin on the day after the investment date;

         6. You will not realize any taxable gain if you elect to receive certificates for whole shares from your account;

         7. You will realize a gain or loss if you sell or exchange shares of Convergys, whether you terminate participation in the Plan or after you receive the shares, including cash adjustments for a fraction of a share. The gain or loss will be the difference between what you receive for the shares (or a fraction of a share) and the tax basis of those shares.

         The foregoing opinions are not intended to cover all tax aspects of your participation in the Plan. The tax consequences outlined above are subject to change by legislation, administrative action, and judicial decisions, and do not deal with variations of state and local taxation. You should consult an attorney or tax advisor regarding the tax effects of your participation in the Plan.

HOW WILL MY SHARES BE VOTED?

         Any Convergys shares held for you in the Plan will be voted as you direct. You will receive a single proxy covering all Convergys shares credited to your account under the Plan.



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MAY THE PLAN BE CHANGED OR DISCONTINUED?

         Convergys reserves the right to suspend, modify, or terminate the Plan at any time. All participants will receive notice of any such suspension, modification, or termination.

WHAT PROTECTION DOES MERRILL LYNCH PROVIDE?

         Cash and securities held by Merrill Lynch for your account are protected through its membership in the Securities Investor Protection Corporation for up to $500,000 ($100,000 for cash balances). Merrill Lynch carries additional protection that brings total coverage for cash and securities to $2.5 million ($100,000 for cash balances).

HOW DO I CONTACT MERRILL LYNCH FOR ACCOUNT INFORMATION?

         Call the special toll-free telephone number: (800) 621-3777 or write to Merrill Lynch at:

                  Merrill Lynch Group Employee Services
                  P. O. Box 173779
                  Denver, CO  80235
                  Attn:  CMSS

         You may also access your account via the internet at www.benefits.ml.com.

CAN I ACCESS MY ACCOUNT ELECTRONICALLY?

         Yes. When you join the Plan, Merrill Lynch will send you a five-digit Personal Identification Number (PIN). Whenever you call the toll-free telephone number or want to log on to your account via the internet, just enter your Social Security number and your PIN and follow the voice instructions to obtain up-to-date account information.

         You will also receive an instruction guide and wallet-size reference card to assist you whenever you call the telephone number and a Bene OnLine user's guide brochure for help with on-line access.

WHAT SERVICES ARE AVAILABLE THROUGH THE TOLL-FREE NUMBER AND ON-LINE ACCESS?

         You can conveniently obtain your account balance, receive company stock price quotes, execute sale riders, or change your PIN. All these features can be executed 24 hours a day, every day.

         To place buy or sell orders for securities, or to obtain additional information, you can talk directly with a Merrill Lynch customer service representative Mondays through Fridays from 8:00 a.m. to 7:00 p.m. Eastern Standard Time.



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